Exhibit 10.1
GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Zogenix, Inc., a Delaware corporation (the “Company”), and Ann Rhoads (“Executive”), as of the Effective Date (as defined below).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of March 1, 2010 (the “Employment Agreement”);
WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Employment Agreement, subject to Executive’s execution of this Release; and
WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them.
NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive described in Section 2(d) below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
1.    Effective Date; Termination of Employment.
(a)    Effective Date. This Release shall become effective upon the occurrence of both of the following events: (i) execution of the Release by the parties; and (ii) expiration of the revocation period applicable under Section 3(d) below without Executive having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.” Until and unless both of the foregoing events occur, this Release shall be null and void. Executive understands that Executive will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Termination Date (as defined below).
(b)    Termination of Employment. Executive’s employment by the Company will terminate effective as of January 16, 2017 (the “Termination Date"). Executive hereby resigns from her position as Executive Vice President and Chief Executive Officer, Treasurer and Secretary (and any other officer titles or officer positions she may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Termination Date.
(c)    Consulting Relationship. Executive shall continue to serve as a consultant to the Company following the Termination Date pursuant to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”).

2.    Compensation.
(a)    Compensation Through Termination Date. On the Termination Date, the Company shall issue to Executive her final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, and (ii) all accrued, unused paid time off due Executive through the Termination Date. Subject to Sections 2(b) and (d) below, Executive acknowledges and agrees that with her final check, Executive received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation she earned or was due during her employment by the Company.
(b)    Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of her job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.
(c)    Benefits. Subject to Section 2(d)(iii) below, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Termination Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents, in accordance with the provisions of COBRA.
(d)    Severance. In exchange for Executive’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled, unless Executive has materially breached the provisions of this Release, in which case the last sentence of Section 4 shall apply:
(i)     A cash payment in the amount of $382,000, payable in a lump sum within ten (10) days following the Effective Date; plus
(ii)     A cash payment in the amount of Executive’s annual bonus for 2016, as determined under the Company’s annual incentive plan by the Compensation Committee of the Board based on the Company’s and Executive’s performance for 2016 against the performance objectives established thereunder for 2016, payable in a lump sum prior to March 15, 2017;
(iii)    for the period beginning on the Termination Date and ending on the date which is twelve (12) full months following the Termination Date (or, if earlier, (1) the date on which the applicable continuation period under COBRA expires or (2) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), if Executive and her eligible dependents who were covered under the Company’s health insurance plans as of the Termination Date elect to have COBRA coverage and are eligible for such coverage, the Company shall pay reimburse Executive on a monthly basis for an amount equal to (A) the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and her eligible dependents who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and her covered dependents based on the cost sharing levels in effect on the Termination Date. If any of the Company’s health benefits are self-funded as of the Termination Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums; plus

(iv)    In the event of a Change in Control (as defined in the Employment Agreement) on or before the date that is sixty (60) days following the Termination Date, Executive shall be entitled to receive, in addition to the foregoing, an amount equal to Executive’s “Bonus” (as defined in the Employment Agreement), payable in a lump sum within ten (10) days following the date of the Change in Control; plus
(v)    On the Effective Date, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards (as defined below) (other than the Stock Awards granted to Executive on October 5, 2015) shall be automatically accelerated as to the number of shares subject to such Stock Awards that would have vested over the twelve (12) month period following the Termination Date had Executive remained continuously employed by the Company during such period. In addition, in the event of a Change in Control (as defined in the Employment Agreement) on or before the date that is three (3) months following the Termination Date, the vesting and/or exercisability of all of Executive's Stock Awards (including, for the avoidance of doubt, the Stock Awards granted to Executive on October 5, 2015) shall be automatically accelerated in full on the date of the Change in Control. Executive’s remaining unvested Stock Awards (including, for the avoidance of doubt, the Stock Awards granted to Executive on October 5, 2015) shall continue to vest during the term of her services pursuant to the Consulting Agreement in accordance with the terms of such Stock Awards (and, for the avoidance of doubt, such continued vesting shall consist of monthly vesting of the same number of shares as was vesting monthly pursuant to such Stock Awards prior to the Effective Date on the same monthly vesting date(s) as set forth in the applicable Stock Award agreements or, if such Stock Awards were subject to performance-based vesting, upon the occurrence of such performance objectives). In addition, Executive’s vested Stock Awards at the time of her termination of services under the Consulting Agreement may be exercised by Executive (or Executive’s legal guardian or legal representative) until the latest of (i) three (3) months after the termination of Executive’s services under the Consulting Agreement, (ii) December 31, 2017, or (iii) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award. Except as modified above, Executive's Stock Awards shall continue to be governed by the terms and conditions of the Stock Award agreements and the Company’s equity plan pursuant to which such Stock Awards were granted.
(e)    Return of the Company’s Property. On the Termination Date, and prior to the payment of any amounts to Executive under Section 2(d) above, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.
3.    General Release of Claims by Executive.
(a)    Executive, on behalf of herself and her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §

701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)    Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;
(v)    Claims based on any right Executive may have to enforce the Company’s executory obligations under this Release;
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination; provided, however, that Executive does release her right to secure any damages for alleged discriminatory treatment; and
(vii)    Any other Claims that cannot be released as a matter of law.
(b)    EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)     Executive acknowledges that this Release was presented to her on December __, 2016, and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised her that she is waiving her rights under the ADEA, and that Executive should consult with an attorney of her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d)    Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(e)    Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.
4.    Confirmation of Continuing Obligations.
(a)    Executive hereby expressly reaffirms her obligations under Section 5 of the Employment Agreement, a copy of which is attached to this Release as Exhibit B and incorporated herein by reference, and under the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”), a copy of which is attached to this Release as Exhibit C and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of her services to the Company. The Company shall be entitled to cease all severance payments to Executive in the event of her material breach of this Section 4.
(b)     Nothing herein is intended to or shall (i) prevent Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice, or (ii) be deemed to restrict Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.
5.    Nondisparagement; Confidentiality. Executive agrees that she shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Executive shall not be prohibited from making such statements or opinions to her immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations. The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Release. Nothing in this Section 5 shall prohibit Executive from testifying in any legal proceeding in which her testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony.
6.    Agreed-Upon Statement; Employment References. Any inquiries regarding Executive from prospective employers shall be forwarded to the Chief Executive Officer, who shall confirm that Executive resigned from her position. Except as required by law or court order, the Company shall not make any additional or inconsistent internal or public statements regarding Executive’s termination.
7.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Release shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Termination Date. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
8.    Miscellaneous.
(a)    Assignment; Assumption by Successor. The rights of the Company under this Release may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.
(b)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6, 7 and 8 of this Release shall survive Executive’s termination of employment or any termination of this Release.
(c)    Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(d)    Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
(e)    Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the United States of American and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
(f)    Entire Agreement; Modification. This Release, the Employee Proprietary Information and Inventions Agreement, the Consulting Agreement and Section 5 of the Employment Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter. Except as provided in Section 4 hereof with respect to Section 5 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
(g)    Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.
(h)    Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
(i)    Code Section 409A Exempt.
(i)    This Release is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Each series of installment payments made under this Release is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.
(ii)    To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.
(iii)    Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Executive’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(j)    RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT SHE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HER LAWYER; BY HER SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT SHE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HER LAWYER CONCERNING THIS RELEASE.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

ZOGENIX, INC.

Date:	January 16, 2017	By:	/s/ Stephen J. Farr, Ph.D.
		Name:	Stephen J. Farr, Ph.D.
		Title:	Chief Executive Officer

EXECUTIVE
Date:	January 16, 2017	/s/ Ann Rhoads
Ann Rhoads

SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS

EXHIBIT A
CONSULTING AGREEMENT
[ATTACHED]

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is effective as of January 16, 2017 (the “Effective Date”), by and between Zogenix Inc., located at 5858 Horton Street, Suite 455, Emeryville, California 94608 (the “Company”), and Ann Rhoads (the “Consultant”).
Section 1.     Services
The Company hereby retains the Consultant and the Consultant hereby agrees to render consulting services (“Services”) to the Company for the term of this Agreement. The Services shall include, but are not limited to, those duties set forth in Exhibit A hereto. The Consultant will not perform any Services for the Company except as authorized or requested by the Company. The Consultant agrees to complete the Services in a satisfactory and workmanlike manner.
Section 2.    TERM AND TERMINATION

a.
This Agreement is effective as of the Effective Date, and will terminate on the date that is sixty (60) days following the Effective Date (the “Termination Date”), unless terminated earlier pursuant to subsection (b) below or extended by mutual consent of the Consultant and the Company.

b.
This Agreement may be terminated (i) for any reason by the Company at any time prior to the Termination Date by giving thirty (30) days’ written notice of termination to the Consultant, (ii) for cause by the Consultant at any time prior to the Termination Date by giving written notice of termination setting forth in reasonable detail the basis for the termination and providing the Company with thirty (30) days’ opportunity to cure, and (iii) automatically by the Company upon the death or disability of the Consultant.

c.
Termination of this Agreement shall not affect (i) the Company’s obligation to pay for Services previously rendered by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 3 of this Agreement, or (ii) the Consultant’s continuing obligations to the Company under Section 5 of this Agreement.

d.
In connection with the Consultant’s Services to the Company, the Consultant agrees to: (i) devote her efforts to the performance of Services not less than three business days per week, (ii) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice; and (iii) be available to attend meetings with the CEO, CFO or Board of Directors of the Company at the Company’s headquarters on reasonable prior notice. In connection with the Consultant’s Services to the Company, the Consultant agrees to devote her efforts to the performance of Services described in Exhibit A.

Section 3.    COMPENSATION

a.
As compensation for the Services to be rendered pursuant to this Agreement, the Company shall pay to Consultant the sum of $20,000 per month, to be paid in accordance with the Company’s standard payroll procedures, for Services rendered.

b.
There shall be no break in service as a result of the Consultant’s conversion from an employee to an independent contractor and consultant for purposes of the Consultant’s outstanding Stock Awards (as defined below) granted to the Consultant by the Company in connection with her employment with the Company. As further compensation for the Services to be rendered pursuant to this Agreement, the Consultant’s remaining unvested Stock Awards (after giving effect to the acceleration of vesting described in that certain General Release of Claims dated as of the Effective Date between the Company and the Consultant (the “Release”)) shall continue to be eligible to vest during the term of her Services pursuant to this Agreement in accordance with the terms of such Stock Awards (and, for the avoidance of doubt, such continued vesting shall consist of monthly vesting of the same number of shares as was vesting monthly pursuant to such Stock Awards prior to the Effective Date on the same monthly vesting date(s) as set forth in the applicable Stock Award agreements or, if such Stock Awards were subject to performance-based vesting, upon the occurrence of such performance objectives). In addition, the Consultant’s vested Stock Awards at the time of her termination of Services under this Agreement may be exercised by the Consultant (or the Consultant’s legal guardian or legal representative) until the latest of (i) three (3) months after the termination of the Consultant’s Services under this Agreement, (ii) December 31, 2017, or (iii) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award. Except as modified above, the Consultant’s Stock Awards shall continue to be governed by the terms and conditions of the Stock Award agreements and the Company’s equity plan pursuant to which such Stock Awards were granted. For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

c.
The Company shall reimburse the Consultant for actual business travel and other out-of-pocket expenses performed pursuant to the Company’s express written request, reasonably incurred up to a pre-approved amount, after submission of reasonably detailed invoices documenting such expenses. The Consultant is responsible for all other travel and other out of pocket expenses incurred in connection with this agreement. Any amounts payable under this Section 3(b) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Consultant’s taxable year following the taxable year in which the Consultant incurred the expenses. The amounts provided under this Section 3(b) during any taxable year of the Consultant’s will not affect such amounts provided in any other taxable year of the Consultant’s, and the Consultant’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

d.	Except as set forth in any amendment to this Agreement, the Consultant shall not be entitled to any other compensation or benefits for the Services, including any additional grants of Stock Awards.

e.
The Consultant shall disclose if they are a covered recipient under the Federal Physician Sunshine Act and agrees as required under the law that any compensation including travel, meals and other expenses may be reportable under the law. In addition, if the Consultant has or will be provided with any ownership interest in the Company, the Consultant agrees that such interest may be disclosable under the law.

Section 4.    RELATIONSHIP OF THE PARTIES; NO CONFLICTS

a.
Notwithstanding any provision of this Agreement to the contrary, the Consultant is and shall at all times be an independent contractor and not an employee, agent, partner, or joint venturer of the Company. The Consultant shall have no right under this Agreement, or as a result of her consulting services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from the Consultant’s compensation for taxes, the payment of which shall be solely the Consultant’s responsibility. The Consultant shall have exclusive control over the means, manner, methods and processes by which the Services are performed. The Consultant may engage in such other consulting, business and/or commercial activities as desired during the term of this Agreement.

b.
The Consultant shall pay, when and as due, any and all taxes incurred as a result of her compensation hereunder, including estimated taxes, and if requested by the Company, provide the Company with proof of said payments. The Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from the Consultant being determined not to be an independent contractor. The Consultant understands and agrees that all compensation to which he/she is entitled under the Agreement shall be reported on an IRS Form 1099, and that he/she is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement.

c.
The Consultant represents and warrants that (i) neither this Agreement nor the performance thereof will conflict with or violate any obligation of the Consultant or right of any third party; (ii) the Consultant is responsible for providing workers’ compensation coverage for herself and any employees of the Consultant assisting with the Services; (iii) the Consultant is solely responsible for compensating such employees, if any; (iv) the Consultant has obtained all licenses or certifications necessary to perform the Services; (v) the Consultant shall comply with all applicable laws in the performance of the Services; and (vi) the Consultant shall comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and anti-corruption including but not limited to the Foreign Corrupt Practices Act and the UK Bribery Act 2010.

d.
The Consultant represents and warrants that no payments of money or anything of value have been or will be offered, promised, or paid, whether directly or indirectly, by any of its directors, officers, employees, or agents, to any person, including any government official: (i) to influence any official act or decision of that person; (ii) to induce that person to do or omit to do any act in violation of a lawful duty; (iii) to secure any improper business advantage; or (iv) to obtain or retain business for, or otherwise direct business to, the Company or in any way related to this Agreement.

e.
The Consultant may be provided with a Company email address if necessary to facilitate the performance of the Services. The Consultant understands and agrees that although normally she would not be provided with a regular office and access to telephone, clerical support and facsimile and internet services at the Company, such services will be provided because they are necessary to perform her particular role for the Company. However the Consultant shall at her own expense acquire, operate, maintain and repair or replace any home office, equipment and supplies as maybe required for the performance of consulting services under this Agreement. At all times under the services provided under this agreement the Consultant shall identify herself as a consultant or advisor to the Company and not as an employee.

Section 5.    RESTRICTIVE COVENANTS

a.
The Consultant hereby expressly reaffirms her obligations under Section 5 of that certain Employment Agreement dated March 1, 2010, between the Company and the Consultant (the “Employment Agreement”), which is incorporated herein by reference, under the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”), which is incorporated herein by reference, and under Sections 4 and 5 of the Release, which are incorporated herein by reference, and agrees that the Consultant shall continue to be subject to the terms and conditions of such agreements during the term of this Agreement and that such obligations shall survive the termination of this Agreement and any termination of her Services to the Company.

b.
Upon termination of her Services hereunder, the Consultant agrees to promptly deliver to the Company, all confidential information of the Company in her possession that is written or other tangible form (together with all copies or duplicates thereof, including computer files), and all other property, materials or equipment that belong to the Company, its customers, its prospects or its suppliers.

c.
If the Consultant breaches or threatens to commit a breach of any of the provisions of this Section 5, the Consultant agrees that such breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity.

d.
Nothing herein is intended to or shall prevent the Consultant from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange

Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Section 6.    INDEMNIFICATION

a.
To the fullest extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify, defend and hold harmless the Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Services, provided that the Consultant was not in breach of this Agreement, acted in good faith and in a manner the Consultant reasonably believed to be in the best interests of the Company and, if any criminal proceedings are involved, had no reasonable cause to believe the Consultant’s conduct was unlawful. The Company’s obligations under the foregoing sentence are conditioned upon the Consultant: (i) providing the Company with prompt notice of any such claims; (ii) allowing the Company to control the defense and settlement of such claims; (iii) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (iv) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Consultant.

b.
The Consultant also agrees and undertakes to repay defense costs and expenses, including attorneys’ fees, reasonably incurred in defending against any such claim which may be advanced by the Company prior to the final disposition of any proceeding relating to such claim, if a court of competent jurisdiction ultimately shall determine that the Consultant is not entitled to indemnification pursuant to this Agreement or the indemnification is not consistent with any applicable law or regulation.

c.
The foregoing indemnification by the Company shall be in addition to, and not in any way in limitation of, any rights to indemnification the Consultant may have from the Company under Delaware or California law or the terms of any indemnification agreement between the Consultant and the Company.

Section 7.    MISCELLANEOUS

a.
This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law

b.
Any dispute, claim or controversy based on, arising out of or relating to the Consultant’s Services or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the Consultant and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Consultant’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the termination of the Consultant’s services hereunder. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7(b) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to the Consultant’s Services; provided, however, that the Consultant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that the Consultant shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Consultant and the Company expressly waive their right to a jury trial.

c.
This Agreement, together with the other agreements referenced herein, is the entire agreement of the parties with respect to the Services to be provided by the Consultant and supersedes any prior agreements between the parties with respect to the subject matter of this Agreement. This Agreement may only be amended in writing by the Company and the Consultant and their respective permitted successors and assigns.

d.
The Consultant may not assign, subcontract or otherwise delegate her obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

e.
Either party’s failure to enforce any right resulting from a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

f.
All notices required or permitted to be given by one party to the other under this Agreement shall be sufficient if sent by either certified mail return receipt requested, nationally recognized courier, facsimile or hand delivery to the Company, at its principal executive offices, and to the Consultant, at her address on the payroll records of the Company, or to such other address as the party to receive the notice has designated by notice to the other party. All notices shall be effective (i) when delivered personally, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) the business day when delivered by a nationally recognized courier, or (iv) upon receipt if sent by certified or registered mail.

g.
If any of the provisions of this Agreement are found to be invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by law and beyond such extent are to be deemed omitted from this Agreement, without affecting the validity of any other provision of this Agreement.

h.	This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

i.	The covenants, representations and warranties in this Agreement shall survive the termination of this Agreement.

j.	The Consultant hereby acknowledges that the Consultant has been encouraged to consult with legal counsel (at the Consultant’s own expense) prior to executing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Having understood and agreed to the foregoing, the Company and the Consultant have signed this Agreement as of the day and year written above.

CONSULTANT		ZOGENIX, INC.

By:	/s/ Ann Rhoads	By:	/s/ Stephen J. Farr, Ph.D.
Name:	Ann Rhoads	Name:	Stephen J. Farr, Ph.D.
Title:	Consultant	Title:	Chief Executive Officer

Dated:	January 16, 2017	Dated:	January 16, 2017

Exhibit A
DUTIES OF CONSULTANT

The Consultant shall provide transitional services in connection with the integration of the Company’s new Chief Financial Officer, the completion of the year-end audit and related filings for the calendar year ended December 31, 2016 and the preparation and filing of the Company’s Annual Report on Form 10-K for the calendar year ended December 31, 2016.

EXHIBIT B
[EMPLOYMENT AGREEMENT]

EXHIBIT C
[EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]